EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-135515, 333-228784 and 333-231739) on Form S-8 of Omega Flex, Inc. of our reports dated March 14, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Omega Flex, Inc., appearing in this Annual Report on Form 10-K of Omega Flex, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Blue Bell, Pennsylvania
March 14, 2022